Exhibit 5.2

CONSENT OF LEGAL COUNSEL

Re: Registration Statement on Form F-10 of BRP Inc.

We refer to the registration statement on Form F-10 dated March 26, 2025 (the “Registration Statement”) of BRP Inc. to which this consent is exhibited. We hereby consent to the references to this firm under the heading “Legal Matters” of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP

STIKEMAN ELLIOTT LLP

Montreal, Quebec, Canada

March 26, 2025